EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
Alan Shuler
Vice President & Chief Financial Officer
MakeMusic! Inc.
(952) 906-3690
ashuler@makemusic.com
MAKEMUSIC, INC. NAMES RON RAUP NEW CHIEF MARKETING OFFICER
Minneapolis — August 10, 2005 — MakeMusic, Inc. (Nasdaq: MMUS), a leader in music education technology, announced today that it has appointed Ron Raup as Chief Marketing Officer. With this appointment, Ron Raup has agreed to resign from his position on the Board of Directors.
Ron Raup has been a member of the board of directors of MakeMusic since October 2004. During this time, he has been a key influencer, demonstrating his knowledge and depth of experience gained over 30 years of leadership roles within the music products industry. Raup most recently served as vice president of Brook Mays Music Company, the largest full-line music products retailer in North America. Prior to Brook Mays, Raup was employed by MakeMusic where he served as president and chief operating officer from 1995 until 1999. Before that Raup was senior vice president of marketing and sales at Yamaha Corporation of America, the largest music products company in the world. He also served on Yamaha’s board of directors. Raup has served on various industry boards including the International Association of Music Merchants.
“I am looking forward to coming back to MakeMusic because I believe the company is poised for significant growth,” stated Ron Raup. “Music teachers are beginning to recognize SmartMusic® as the essential teaching and learning tool that stimulates, motivates and guides their students. It is transforming the way music is taught in schools and practiced at home.”
“With his knowledge of MakeMusic and his deep industry experience, Ron will immediately have a positive impact on our company,” said Bill Wolff, chairman and chief executive officer. “He has great insight into our products, markets and customers and we are looking forward to his leading the marketing and sales efforts of the company. Ron understands the revolutionary nature of SmartMusic and will help us realize its potential to become the music education standard.”
About MakeMusic, Inc.
MakeMusic®, Inc. is a world leader in music education technology whose mission is to enhance and transform the experience of making music, teaching music and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.
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